EXHIBIT 2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock of FB Financial Corporation and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of May 9, 2025.

ESTATE OF JAMES W. AYERS

By: /s/ James Jonathan Ayers
James Jonathan Ayers, Co-Executor

By: /s/ James Austin McPherson
James Austin McPherson, Co-Executor

/s/ James Jonathan Ayers
James Jonathan Ayers

/s/ James Austin McPherson
James Austin McPherson